Exhibit 99.1

N E W S R E L E A S E	D A T E : April 24, 2019

NASDAQ REPORTS FIRST QUARTER 2019 RESULTS;

STRATEGIC REPOSITIONING AND NON-TRADING1 REVENUE GROWTH CONTINUE

•

During the first quarter of 2019, the company advanced its strategic pivot by completing the acquisition of Cinnober, continuing the investment into its technology and analytics growth platform, as well as completing the sale of BWise.

•

First quarter 2019 net revenues[2] were $634 million, a decrease of 5% compared to the prior year period, primarily due to the impact of the 2018 divestiture. Revenues in the non-trading segments increased 10% year over year.

•

The GAAP operating margin rose to 43% in the first quarter of 2019, up from 41% in the prior year period, while non-GAAP operating margin[3] of 49% set a multi-year high, and rose 2 percentage points from the prior year period.

•	First quarter 2019 GAAP diluted earnings per share was $1.48 compared to $1.05 in the first quarter of 2018. First quarter non-GAAP diluted EPS was $1.22, unchanged versus the first quarter of 2018.

•	Nasdaq is raising its regular quarterly dividend 7%, to $0.47, in accordance with the Board’s stated policy of growing the dividend over the long term as earnings and cash flow increase.

New York, N.Y.- Nasdaq, Inc. (Nasdaq: NDAQ) today reported financial results for the first quarter of 2019.

First quarter 2019 net revenues were $634 million, down $32 million from $666 million in the prior year period. The decrease in net revenues reflected a positive $22 million, or 3%, impact from organic growth and a positive $11 million impact from the inclusion of revenues from the acquisitions of Cinnober and Quandl, more than offset by a $50 million negative impact from the divestiture of the Public Relations Solutions and Digital Media Services businesses and a $15 million unfavorable impact from changes in foreign exchange rates.

“I am pleased that we delivered solid revenue growth in the Market Technology and Information Services segments during the first quarter of 2019, even as capital market conditions presented certain headwinds in the form of lower industry trading and IPO volumes,” said Adena Friedman, President and CEO, Nasdaq. “At the same time, we are leveraging our leadership role in the U.S. equities markets to propose structural improvements to modernize the marketplaces to benefit both issuers and investors, and we look forward to constructive dialogue with critical stakeholders in the periods ahead.”

GAAP operating expenses were $359 million in the first quarter of 2019, a decrease of $34 million from $393 million in the first quarter of 2018. The decrease primarily reflects lower compensation and benefits expense, general, administrative and other expense and depreciation and amortization expense.

Non-GAAP operating expenses were $322 million in the first quarter of 2019, a decrease of $31 million, or 9%, compared to the first quarter of 2018. This reflects a $32 million decrease due to the divestiture of the Public Relations Solutions and Digital Media Services businesses and a $12 million favorable impact from changes in foreign exchange rates, partially offset by a $10 million increase from the acquisitions of Cinnober and Quandl and a $3 million organic expense increase.

[1]	Constitutes revenues from Market Technology, Information Services and Corporate Services segments.
[2]	Represents revenues less transaction-based expenses.
[3]	Refer to our reconciliations of U.S. GAAP to non-GAAP net income (loss), diluted earnings (loss) per share, operating income and operating expenses, included in the attached schedules.

“Consistent with our strategy, we continue to reallocate capital and other resources toward our most significant growth opportunities by completing the acquisition of Cinnober, announcing an offer for Oslo Børs VPS that would strengthen our core marketplace complex, and releasing capital from less-core areas through the sale of our BWise governance, risk and compliance business,” said Michael Ptasznik, Executive Vice President and Chief Financial Officer, Nasdaq. “We also continue to execute on our stated capital priorities as evidenced by the announced 7% increase in our dividend, as well as the effective refinancing and reduction of our outstanding debt.”

On a GAAP basis, net income for the first quarter of 2019 was $247 million, or diluted earnings per share of $1.48, compared to net income of $177 million, or $1.05 per diluted share, in the first quarter of 2018.

On a non-GAAP basis, net income for the first quarter of 2019 was $204 million, or $1.22 per diluted share, compared to $207 million, or $1.22 per diluted share, in the first quarter of 2018.

At March 31, 2019, the company had cash and cash equivalents of $472 million and total debt of $3,567 million, resulting in net debt of $3,095 million. This compares to total debt of $3,831 million and net debt of $3,286 million at December 31, 2018. As of March 31, 2019, there was $332 million remaining under the board authorized share repurchase program.

UPDATING 2019 NON-GAAP EXPENSE AND TAX GUIDANCE1

The company is updating its 2019 non-GAAP operating expense guidance to a range of $1,290 to $1,330 million, down from $1,325 to $1,375 million previously, principally to reflect the sale of BWise. Nasdaq also now expects its 2019 non-GAAP tax rate to be in the range of 26% to 27%, up from prior guidance of 25% to 27%.

BUSINESS HIGHLIGHTS

Market Services (37% of total net revenues) - Net revenues were $233 million in the first quarter of 2019, down $17 million, or 7%, when compared to the first quarter of 2018.

Equity Derivative Trading and Clearing (11% of total net revenues) - Net equity derivative trading and clearing revenues were $72 million in the first quarter of 2019, down $6 million compared to the first quarter of 2018. The decrease primarily reflects lower U.S. industry trading volumes and a lower European net capture rate.

Cash Equity Trading (11% of total net revenues) - Net cash equity trading revenues were $69 million in the first quarter of 2019, down $5 million from the first quarter of 2018. Net U.S. cash equities revenues were unchanged year over year. In Europe, the decrease primarily reflects lower industry trading volumes and an unfavorable impact from changes in foreign exchange rates of $3 million.

Fixed Income and Commodities Trading and Clearing (3% of total net revenues) - Net fixed income and commodities trading and clearing revenues were $19 million in the first quarter of 2019, down $4 million from the first quarter of 2018. The decrease is primarily due to a decline in revenues related to U.S. fixed income and an unfavorable impact from changes in foreign exchange rates of $2 million.

[1]

U.S. GAAP operating expense is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

Trade Management Services (12% of total net revenues) - Trade management services revenues were $73 million in the first quarter of 2019, down $2 million compared to the first quarter of 2018, due to lower Nordic broker services revenues and an unfavorable impact from changes in foreign exchange rates of $1 million.

Corporate Services (20% of total net revenues) - Revenues were $131 million in the first quarter of 2019, down $1 million, or 1%, compared to the first quarter of 2018.

Listing Services (11% of total net revenues) - Listing services revenues were $71 million in the first quarter of 2019, down $1 million from the first quarter of 2018. The change primarily reflects the run-off of fees earned from listing of additional shares and an unfavorable impact from changes in foreign exchange rates of $2 million, partially offset by higher annual listing fees due to an increase in the number of listed companies.

Corporate Solutions (9% of total net revenues) - Corporate solutions revenues were $60 million in the first quarter of 2019, unchanged from the first quarter of 2018, as an increase in governance solutions (formerly referred to as board and leadership) revenues was offset by an unfavorable impact from changes in foreign exchange rates.

Information Services (31% of total net revenues) - Revenues were $193 million in the first quarter of 2019, up $19 million, or 11%, from the first quarter of 2018.

Market Data (16% of total net revenues) - Market data revenues were $100 million in the first quarter of 2019, unchanged compared to the first quarter of 2018, primarily due to an increase in U.S. tape plan revenues from under-reported data usage offset by an unfavorable impact from changes in foreign exchange rates of $2 million.

Index (9% of total net revenues) - Index revenues were $54 million in the first quarter of 2019, up $4 million from the first quarter of 2018, primarily driven by higher licensing revenue from futures trading linked to the Nasdaq 100 Index, higher average assets under management (AUM) in exchange traded products (ETPs) linked to Nasdaq indexes and higher index data revenues.

Investment Data & Analytics (6% of total net revenues) - Investment data & analytics revenues were $39 million in the first quarter of 2019, up $15 million from the first quarter of 2018 primarily due to an increase in eVestment revenues resulting from an $11 million purchase price adjustment on deferred revenue in the first quarter of 2018, as well as organic growth.

Market Technology (12% of total net revenues) - Revenues were $77 million in the first quarter of 2019, up $17 million, or 28%, from the first quarter of 2018. The change is primarily due to an increase in the size and number of software delivery projects, an increase in software as a service surveillance revenues, and the acquisition of Cinnober, which added $10 million in revenue, partially offset by an unfavorable impact from changes in foreign exchange rates of $3 million.

CORPORATE HIGHLIGHTS

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Nasdaq publishes blueprint to advance markets for main street investors and companies of all sizes. Nasdaq launched TotalMarkets: Blueprint for a Better Tomorrow, which proposes changes to U.S. equity market structure to modernize regulations that benefits all investors and issuers. TotalMarkets follows Nasdaq’s Revitalize campaign launched in May 2017, and the proposal calls for updating regulations to reflect the evolution of the markets and technology advances that have occurred since major structural reform was enacted and for enabling greater choice in how issuers and investors interact with capital markets.

•

Nasdaq completed the sale of its BWise enterprise governance, risk and compliance software platform to SAI Global. Nasdaq completed the sale of BWise to SAI Global in March 2019. This transaction is a result of Nasdaq’s continued corporate strategy to maximize the company’s technology and analytics capabilities while also investing to enhance its leading marketplaces and capital market clients it serves. Nasdaq remains dedicated to providing corporate clients with successful access to the capital markets, accompanied by strategic C-suite and board solutions that provide investor relations intelligence and governance insights and collaboration.

•

Nasdaq continues seeing strong client traction in its Market Technology business. New order intake totaled $54 million during the first quarter of 2019, including a new contract with the OCC to replace its legacy clearing system and a contract signed with Deutsche Bank to operate a new U.S. single dealer platform utilizing Nasdaq’s market technology infrastructure. Nasdaq also experienced continued strong growth in its SMARTS surveillance business with new customers in various customer classes including broker-dealers and the buy side. Other highlights during the period include the launch of a new pari-mutuel betting platform using Nasdaq Longitude technology by Tabcorp Holdings Limited, Australia’s leading wagering operator, and the completion of the integration between Symbiont and the Nasdaq Financial Framework to enable interoperability between business applications and the Symbiont Assembly for smart contracts.

•

The Nasdaq Stock Market led U.S. exchanges for IPOs in the first quarter of 2019 with an 88% win rate, while the Nasdaq Private Market increased its reach into servicing private equity funds. In the U.S. market, The Nasdaq Stock Market welcomed 59 new listings in the first quarter of 2019, including 37 IPOs. Highlights from the first quarter included the Lyft Inc, Futu Holdings Ltd. and New Fortress Energy LLC IPOs as well as the listing switch of Sanofi to The Nasdaq Stock Market. Nasdaq’s Nordic, and Baltic exchanges and First North added 9 new listings including 4 IPOs, bringing total Nordic-listed companies at March 31, 2019 to 1,018, an increase of 3% from March 31, 2018. Additionally, Nasdaq Private Market signed a partnership agreement with iCapital Network Partners to create a secondary marketplace for private funds through the NPM platform, enabling advisors to offer liquidity solutions to high net worth clients with private equity investments.

•

Index revenues matched its prior quarterly record, while ETP assets under management tracking Nasdaq indexes increased 13% year over year. Overall AUM in ETPs benchmarked to Nasdaq’s proprietary index families totaled $196 billion as of March 31, 2019, up 13% compared to March 31, 2018. The March 31, 2019 total AUM included $84 billion, or 43%, tracking smart beta indexes. At March 31, 2019, the number of ETPs linked to Nasdaq-licensed indexes increased 5% to 346 compared to 328 at March 31, 2018.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 100 marketplaces in 50 countries. Nasdaq is home to over 4,000 total listings with a market value of approximately $14 trillion. To learn more, visit business.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with U.S. GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, net income attributable to Nasdaq, diluted earnings per share, operating income, and operating expenses, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income and non-GAAP operating expenses to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our ongoing operating performance.

Foreign exchange impact: In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, total shareholder returns, growth, trading volumes, products and services, order backlog, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions and other strategic, restructuring, technology, de-leveraging and capital allocation initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

WEBSITE DISCLOSURE

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations. These disclosures will be included on Nasdaq’s website under “Investor Relations.”

MEDIA RELATIONS CONTACT: Allan Schoenberg +1.212.231.5534 allan.schoenberg@nasdaq.com	INVESTOR RELATIONS CONTACT: Ed Ditmire, CFA +1.212.401.8737 ed.ditmire@nasdaq.com

Nasdaq, Inc.

Condensed Consolidated Statements of Income (Loss)

(unaudited)

(in millions, except per share amounts)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Revenues:
Market Services	$638	$740	$735
Transaction-based expenses:
Transaction rebates	(331)	(396)	(348)
Brokerage, clearance and exchange fees	(74)	(95)	(137)

Total Market Services revenues less transaction-based expenses	233	249	250
Corporate Services	131	133	132
Information Services	193	187	174
Market Technology	77	76	60
Other Revenues	—	—	50

Revenues less transaction-based expenses	634	645	666

Operating Expenses:
Compensation and benefits	175	179	197
Professional and contract services	37	39	37
Computer operations and data communications	33	33	32
Occupancy	24	23	25
General, administrative and other	16	46	22
Marketing and advertising	10	11	9
Depreciation and amortization	48	51	53
Regulatory	7	8	8
Merger and strategic initiatives	9	14	10

Total operating expenses	359	404	393

Operating income	275	241	273
Interest income	3	2	2
Interest expense	(37)	(37)	(38)
Gain on sale of investment security	—	118	—
Net gain on divestiture of business	27	—	—
Net income from unconsolidated investees	45	4	2

Income before income taxes	313	328	239
Income tax provision	66	372	62

Net income (loss) attributable to Nasdaq	$247	$(44)	$177

Per share information:
Basic earnings (loss) per share	$1.49	$(0.27)	$1.06

Diluted earnings (loss) per share	$1.48	$(0.27)	$1.05

Cash dividends declared per common share	$0.44	$0.44	$0.82

Weighted-average common shares outstanding for earnings (loss) per share:
Basic	165.3	164.5	166.9
Diluted (1)	167.0	164.5	169.0

(1)	Due to the net loss for the quarter ended December 31, 2018, the diluted earnings (loss) per share calculation excludes 3.2 million of employee stock awards as they were anti-dilutive.

Nasdaq, Inc.

Revenue Detail

(unaudited)

(in millions)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
MARKET SERVICES REVENUES
Equity Derivative Trading and Clearing Revenues	$193	$228	$231
Transaction-based expenses:
Transaction rebates	(113)	(136)	(137)
Brokerage, clearance and exchange fees	(8)	(10)	(16)

Total net equity derivative trading and clearing revenues	72	82	78
Cash Equity Trading Revenues	352	419	402
Transaction-based expenses:
Transaction rebates	(217)	(259)	(208)
Brokerage, clearance and exchange fees	(66)	(84)	(120)

Total net cash equity trading revenues	69	76	74
Fixed Income and Commodities Trading and Clearing Revenues	20	21	27
Transaction-based expenses:
Transaction rebates	(1)	(1)	(3)
Brokerage, clearance and exchange fees	—	(1)	(1)

Total net fixed income and commodities trading and clearing revenues	19	19	23
Trade Management Services Revenues	73	72	75

Total Net Market Services revenues	233	249	250

CORPORATE SERVICES REVENUES
Corporate Solutions revenues	60	59	60
Listings Services revenues	71	74	72

Total Corporate Services revenues	131	133	132

INFORMATION SERVICES REVENUES
Market Data revenues	100	97	100
Index revenues	54	54	50
Investment Data & Analytics revenues	39	36	24

Total Information Services revenues	193	187	174

MARKET TECHNOLOGY REVENUES	77	76	60
OTHER REVENUES	—	—	50

Revenues less transaction-based expenses	$634	$645	$666

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	March 31, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$472	$545
Restricted cash	67	41
Financial investments, at fair value	220	268
Receivables, net	447	384
Default funds and margin deposits	3,274	4,742
Other current assets	256	390

Total current assets	4,736	6,370
Property and equipment, net	370	376
Goodwill	6,380	6,363
Intangible assets, net	2,329	2,300
Operating lease assets	378	—
Other non-current assets	310	291

Total assets	$14,503	$15,700

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$218	$198
Section 31 fees payable to SEC	69	109
Accrued personnel costs	118	199
Deferred revenue	402	194
Other current liabilities	321	253
Default funds and margin deposits	3,274	4,742
Short-term debt	1,239	875

Total current liabilities	5,641	6,570
Long-term debt	2,328	2,956
Deferred tax liabilities, net	503	501
Operating lease liabilities	357	—
Other non-current liabilities	180	224

Total liabilities	9,009	10,251

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	2,732	2,716
Common stock in treasury, at cost	(327)	(297)
Accumulated other comprehensive loss	(1,645)	(1,530)
Retained earnings	4,732	4,558

Total Nasdaq stockholders’ equity	5,494	5,449

Total liabilities and equity	$14,503	$15,700

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income (Loss), Diluted Earnings (Loss) Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(unaudited)

(in millions, except per share amounts)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
U.S. GAAP net income (loss) attributable to Nasdaq	$247	$(44)	$177
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	26	26	28
Merger and strategic initiatives (2)	9	14	10
Net gain on divestiture of business (3)	(27)	—	—
Net income from unconsolidated investee (4)	(45)	(5)	(2)
Gain on sale of investment security (5)	—	(118)	—
Clearing default (6)	—	23	—
Other (7)	2	11	2

Total non-GAAP adjustments	(35)	(49)	38
Non-GAAP adjustment to the income tax provision (8)	(4)	15	(8)
Impact of enacted U.S. tax legislation (9)	—	289	5
Excess tax benefits related to employee share-based compensation (10)	(4)	(4)	(5)

Total non-GAAP adjustments, net of tax	(43)	251	30
Non-GAAP net income attributable to Nasdaq	$204	$207	$207
U.S. GAAP diluted earnings (loss) per share	$1.48	$(0.27)	$1.05
Total adjustments from non-GAAP net income (loss) above	(0.26)	1.51	0.17

Non-GAAP diluted earnings per share	$1.22	$1.24	$1.22

Weighted-average diluted common shares outstanding for non-GAAP earnings per share:	167.0	167.1	169.0

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

In March 2019, we completed the sale of our BWise enterprise governance, risk and compliance software platform. For the three months ended March 31, 2019, we recognized a pre-tax gain of $27 million, net of disposal costs ($20 million after tax).

(4)

In February 2019, the SEC disapproved the OCC rule change that established OCC’s 2015 capital plan. Following the disapproval of the OCC capital plan, OCC suspended customer rebates and dividends to owners, including the unpaid dividend on 2018 results which Nasdaq expected to receive in March 2019. In 2018, we recorded $16 million of income relating to our share of OCC’s net income. We were not able to determine the impact of the disapproval of the OCC capital plan on OCC’s 2018 net income until March 2019, when OCC’s 2018 financial statements were made available to us. As a result, in March 2019, we recognized an additional $36 million of income relating to our share of OCC’s net income for the year ended December 31, 2018. In March 2019, we also recognized our share of OCC’s first quarter 2019 net income of $9 million. We will exclude net income related to our share of OCC’s earnings for purposes of calculating non-GAAP measures as our income on this investment will vary significantly compared to prior years. This will provide a more meaningful analysis of Nasdaq’s ongoing operating performance or comparisons in Nasdaq’s performance between periods.

(5)

In December 2018, we sold our 5.0% ownership interest in LCH Group Holdings Limited for $169 million in cash. As a result of the sale, we recognized a pre-tax gain of $118 million ($93 million after tax).

(6)

For the three months ended December 31, 2018, we recorded a $23 million charge related to our capital relief program that was initiated as a result of the clearing default that occurred in September 2018. The capital relief program is in addition to any funds to be recovered from the defaulting member. This charge is included in general, administrative and other expense in our Condensed Consolidated Statements of Income (Loss).

(7)

For the three months ended December 31, 2018, other charges related to uncertain positions pertaining to sales and use tax and VAT (recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income (Loss)) and litigation costs (recorded in professional and contract services expense in our Condensed Consolidated Statements of Income (Loss)).

(8)

The non-GAAP adjustment to the income tax provision includes the tax impact of each non-GAAP adjustment and for the three months ended March 31, 2019, a tax benefit of $10 million related to capital distributions from the OCC. See footnote 4 above for further discussion.

(9)

The impact of the enacted U.S. tax legislation is related to the Tax Cuts and Jobs Act which was enacted on December 22, 2017. For the three months ended December 31, 2018, we recorded an increase to expense of $289 million and a reduction to deferred tax assets related to foreign currency translation as a result of the finalization of the provisional estimate related to this act. For the three months ended March 31, 2018, we recorded an increase to tax expense of $5 million, which reflected the reduced federal tax benefit associated with state unrecognized tax benefits.

(10)	Excess tax benefits related to employee share-based compensation reflect the recognition of income tax effects of share-based awards when awards vest or are settled.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income (Loss), Diluted Earnings (Loss) Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(unaudited)

(in millions)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
U.S. GAAP operating income	$275	$241	$273
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	26	26	28
Merger and strategic initiatives (2)	9	14	10
Clearing default (3)	—	23	—
Other (4)	2	11	2

Total non-GAAP adjustments	37	74	40

Non-GAAP operating income	$312	$315	$313

Revenues less transaction-based expenses	$634	$645	$666
U.S. GAAP Operating margin (5)	43%	37%	41%
Non-GAAP operating margin (6)	49%	49%	47%

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

For the three months ended December 31, 2018, we recorded a $23 million charge related to our capital relief program that was initiated as a result of the clearing default that occurred in September 2018. The capital relief program is in addition to any funds to be recovered from the defaulting member. This charge is included in general, administrative and other expense in our Condensed Consolidated Statements of Income (Loss).

(4)

For the three months ended December 31, 2018, other charges related to uncertain positions pertaining to sales and use tax and VAT (recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income (Loss)) and litigation costs (recorded in professional and contract services expense in our Condensed Consolidated Statements of Income (Loss)).

(5)	U.S. GAAP operating margin equals U.S.GAAP operating income divided by total revenues less transaction-based expenses.
(6)	Non-GAAP operating margin equals non-GAAP operating income divided by total revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income (Loss), Diluted Earnings (Loss) Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(unaudited)

(in millions)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
U.S. GAAP operating expenses	$359	$404	$393
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	(26)	(26)	(28)
Merger and strategic initiatives (2)	(9)	(14)	(10)
Clearing default (3)	—	(23)	—
Other (4)	(2)	(11)	(2)

Total non-GAAP adjustments	(37)	(74)	(40)

Non-GAAP operating expenses	$322	$330	$353

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

For the three months ended December 31, 2018, we recorded a $23 million charge related to our capital relief program that was initiated as a result of the clearing default that occurred in September 2018. The capital relief program is in addition to any funds to be recovered from the defaulting member. This charge is included in general, administrative and other expense in our Condensed Consolidated Statements of Income (Loss).

(4)

For the three months ended December 31, 2018, other charges related to uncertain positions pertaining to sales and use tax and VAT (recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income (Loss)) and litigation costs (recorded in professional and contract services expense in our Condensed Consolidated Statements of Income (Loss)).

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Market Services
Equity Derivative Trading and Clearing
U.S. equity options
Total industry average daily volume (in millions)	17.3	19.9	19.6
Nasdaq PHLX matched market share	16.0%	15.2%	16.0%
The Nasdaq Options Market matched market share	9.2%	9.6%	10.1%
Nasdaq BX Options matched market share	0.3%	0.3%	0.5%
Nasdaq ISE Options matched market share	8.6%	9.1%	8.4%
Nasdaq GEMX Options matched market share	4.1%	4.1%	4.6%
Nasdaq MRX Options matched market share	0.2%	0.1%	0.1%

Total matched market share executed on Nasdaq’s exchanges	38.4%	38.4%	39.7%
Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts (1)	353,454	365,029	354,744
Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	7.52	8.48	7.62
Matched share volume (in billions)	90.6	108.3	88.6
The Nasdaq Stock Market matched market share	16.8%	17.3%	14.9%
Nasdaq BX matched market share	2.2%	2.2%	3.3%
Nasdaq PSX matched market share	0.7%	0.8%	0.9%

Total matched market share executed on Nasdaq’s exchanges	19.7%	20.3%	19.1%
Market share reported to the FINRA/Nasdaq Trade Reporting Facility	29.9%	28.2%	33.6%

Total market share(2)	49.6%	48.5%	52.7%
Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades executed on Nasdaq’s exchanges	574,195	648,418	651,405
Total average daily value of shares traded (in billions)	$5.1	$5.5	$6.0
Total market share executed on Nasdaq’s exchanges	66.8%	65.9%	69.6%
Fixed Income and Commodities Trading and Clearing
Fixed Income
U.S. fixed income notional trading volume (in billions)	$2,715	$3,499	$5,156
Total average daily volume of Nasdaq Nordic and Nasdaq Baltic fixed income contracts	116,262	151,545	132,330
Commodities
Power contracts cleared (TWh) (3)	250	214	272
Corporate Services
Initial public offerings
The Nasdaq Stock Market	37	41	37
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	4	15	13
Total new listings
The Nasdaq Stock Market (4)	59	67	62
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (5)	9	22	15
Number of listed companies
The Nasdaq Stock Market (6)	3,059	3,058	2,969
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic(7)	1,018	1,019	986
Information Services
Number of licensed exchange traded products (ETPs)	346	365	328
ETP assets under management (AUM) tracking Nasdaq indexes (in billions)	$196	$172	$173
Market Technology
Order intake (in millions) (8)	$54	$74	$45
Total order value (in millions) (9)	$820	$695	$704

(1)	Includes Finnish option contracts traded on EUREX Group.
(2)	Includes transactions executed on Nasdaq’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/Nasdaq Trade Reporting Facility.
(3)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).
(4)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed ETPs.
(5)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(6)	Number of total listings on The Nasdaq Stock Market at period end, including 388 ETPs as of March 31, 2019, 392 ETPs as of December 31, 2018 and 376 ETPs as of March 31, 2018.
(7)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North at period end.
(8)	Total contract value of orders signed during the period
(9)	Represents total contract value of orders signed that are yet to be recognized as revenue.